Exhibit 10.2

Exhibit A

SUPPLEMENTAL ACCOUNT

1.	Purpose

United States Steel Corporation established the Supplemental Account to provide a pension benefit for Mario Longhi (the “Participant”) with respect to compensation paid to him under the incentive compensation plans maintained by United States Steel Corporation, its subsidiaries, and its joint ventures.

Except as otherwise provided in this document, (1) the term “Code” means the Internal Revenue Code of 1986, as amended; (2) the terms “surviving spouse” and “Subsidiary Company” as used herein mean surviving spouse and subsidiary company as determined under (or, in the case of “subsidiary company”, as defined in) the United States Steel 1994 Salaried Pension Rules adopted under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (the “Pension Plan”); and the term “continuous service” as used herein means continuous service as determined under the United States Steel Corporation Savings Fund Plan for Salaried Employees.

2.	Vesting

The Participant will vest in his Supplemental Account upon his termination of employment with the Corporation; provided, that such termination is either (i) on or after his attainment of age 65, or (ii) with the Corporation’s consent, or (iii) on account of his death or involuntary termination other than for cause.

3.	Amount of Benefit

The benefit accrued under the Supplemental Account shall be equal to the amount of Corporation contributions and investment earnings credited to the Participant’s Supplemental Account.

a.	Corporation Contributions to the Supplemental Account

The Participant’s Supplemental Account shall be credited with Corporation contributions equal to the bonus awards paid (or payable) to the Participant pursuant to the United States Steel Corporation 2005 Annual Incentive Compensation Plan (and/or under similar incentive plans or under profit sharing plans, if the employing entity has a profit sharing plan rather than an incentive plan) multiplied by 8.5%. The crediting of Corporation contributions shall occur on the date the applicable Incentive Compensation is paid to the Participant.

b.	Investment Earnings in the Supplemental Account

The Participant’s Supplemental Account shall be credited with investment earnings in the same manner as if the balance in the Account had been invested in the United States Steel Corporation Savings Plan for Salaried Employees (“Savings Fund Plan”) and had been invested in the Fidelity Freedom 2020 Fund (individuals born between 1951 and 1960). The number of shares to be credited to the Participant’s Supplemental Account (book entry only) will be calculated using the amount of contribution and the net asset value of the applicable Investment Option at markets close on the processing date.

1 of 4

4.	Form of Benefit and Timing of Distribution

The Supplemental Account shall be payable in the form of a lump sum distribution to the Participant on the first business day of the seventh month following the date of the Participant’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Participant’s death). The term “termination of employment”, when used in the context of a condition to payment hereunder, shall mean a “separation from service” as that term is used under section 409A(a)(2)(A)(i) of the Code. During this six-month delay period, earnings will accrue and be payable, on the date specified in the preceding sentence, on the balance due in the same manner as if the balance in the Account had been invested as provided in section 3.b. above.

In the event the Participant dies prior to termination of employment, the Supplemental Account shall be paid to the Participant’s surviving spouse (or to the Participant’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

In the event the Participant dies after termination of employment but prior to receiving the benefits credited to his Supplemental Account, the Benefits shall be paid to the Participant’s surviving spouse (or to the Participant’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the scheduled payment date (i.e., the last business day of the calendar month following the month of the Participant’s death).

Any lump sum distribution payable as described above following termination of employment or death shall represent full and final settlement of all benefits provided under the Supplemental Account.

5.	General Provisions

a.	Administration

The Vice President - Administration, United States Steel and Carnegie Pension Fund, is responsible for the administration of the Supplement Account. The administrator shall decide all questions arising out of and relating to the administration of the Supplemental Account. The decision of the administrator shall be final and conclusive as to all questions of interpretations and application of the Supplemental Account.

b.	Amendment or Termination of Supplemental Account

The Corporation reserves the right to make any changes in this Supplemental Account or to terminate it, but in no event shall such amendment or termination adversely affect the vested or non-vested benefits accrued hereunder prior to the effective date of such amendment or termination. If the Supplemental Account is terminated, the Participant will continue to accrue eligibility service under the Supplemental Account for purposes

2 of 4

of satisfying the age 65 requirement, as long as he remains employed with the Corporation, his participating employer, or any member of the controlled group that includes the Corporation. Any amendment to this Supplemental Account which changes this Supplemental Account (including any amendment which increases, reduces or alters the benefits) or any action which terminates the Supplement Account for the Participant shall be made by a resolution of the Corporation’s Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of the Corporation and the corporation law of the state of Delaware.

c.	No Guarantee of Employment

Neither the creation of this Supplement Account nor anything contained herein shall be construed as giving the Participant any right to remain in the employ of the Corporation.

d.	Nonalienation

No benefits payable under this Supplemental Account shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for the withholding of taxes, or (ii) obligations under a qualified domestic relations order.

e.	No Requirement to Fund

Except to the extent provided otherwise in this paragraph, benefits provided by this Supplemental Account shall be paid out of general assets of the Corporation. No provisions in this Supplemental Account, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

f.	Controlling Law

To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Supplemental Account.

g.	Severability

If any provisions of this Supplemental Account shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Supplemental Account, but this Supplemental Account shall be construed and enforced as if said illegal or invalid provision had never been included herein.

h.	Exclusive Provisions

The provisions contained herein constitute the complete and exclusive statement of the terms of this Supplemental Account. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Supplemental Account. All reliance by any individual concerning the subject matter of this Supplemental Account shall be solely upon the provisions set forth in this document.

3 of 4

i.	Code Section 409A

This Supplemental Account shall be interpreted and administered in accordance with Section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

4 of 4